ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of November ___, 1997 by and among SYBRA OF CALIFORNIA, INC. a California corporation, ("Buyer"), ICH CORPORATION, a Delaware corporation and the parent corporation of Buyer ("ICH"), WILLIAM BRUSSLAN, an individual and 294, INC. a California corporation ("294"), AMERICAN FOOD CONCEPTS, INC., a California corporation ("AFC"), and WEB ACQUISITION COMPANY LLC, a California limited liability company ("WEB")(294, AFC and WEB) are collectively referred to herein as the "Sellers").

                              W I T N E S S E T H

      A. WHEREAS, the Sellers currently own those certain Arby's restaurants set forth on Schedule A attached hereto (the "Restaurants"); and

      B. WHEREAS, Buyer desires to purchase from the Sellers, and the Seller desires to sell to Buyer, substantially all of the assets used by the Sellers in connection with the operation of the Restaurants, and the parties hereto desire to enter into certain other agreements, all upon the terms and conditions set forth in this Agreement and the attachments hereto.

      NOW, THEREFORE, in consideration of the foregoing recitals and mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

      1.1 Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, each of the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, and Buyer shall purchase, acquire and accept from each of them, all of the assets and properties which are owned or leased and used by each of the Sellers in the operations of their respective Restaurants (collectively, the "Assets"), excluding, however, all of the excluded assets set forth on Schedule 1.1 ("Excluded Assets"). The Assets shall consist of, among other things, the following:

            (a) All of the furniture, fixtures, equipment, signs, cash registers, uniforms and other personal property (collectively, the "FF&E") owned and used by each of the Sellers in the operations of their respective Restaurants and located on the premises thereof;

            (b) All inventories of food, beverages, paper supplies and other consumables (collectively, the "Inventory") located on the premises thereof;

            (c) All of each Seller's right, title, and interest in and to the Arby's License

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Agreement which are set forth on Schedule 1.1(c) attached hereto (the "License
Agreements"), and all rights for the use of the trademarks, tradenames, and service marks arising from such agreements (subject to Arby's, Inc.'s ownership of all identifying marks and logos);

            (d) All of each Seller's right, title and interest in and to all of the contracts, agreements, real property leases, personal property leases, commitments and undertakings (the "Contracts") as identified in Schedule 1.1(d);

            (e) Petty cash in the maximum amount of One Thousand Dollars ($1,000) on hand at each of the Restaurants as of the Closing Date (the "Petty Cash") at Buyers option.

            (f) All of the pre-paid rent, charges and other prepayments and all of the security and other similar deposits (the "Deposits") which were previously paid by each of the Sellers and which are held by third parties pursuant to the Contracts as identified in Schedule 1.1(g); and

            (g) All records, technical information, price lists, marketing information, sales information, employee records, which are or have been maintained by each of the Sellers in connection with the operation of their respective Restaurants.

            (h) To the extent assignable, all of each Sellers right, title and interest in and to all permits, licenses, authorizations and approvals relating to the operation of the Restaurants.

      1.2 Assumption of Liabilities. Except as expressly provided in this
Section 1.2, Buyer shall not assume or be responsible for any liabilities, obligations or debts of any of the Sellers under or by reason of this Agreement. Upon and subject to the terms and conditions set forth in this Agreement, Buyer shall assume, become fully and solely responsible for and shall indemnify and hold Sellers harmless with respect to and shall to timely pay, perform and discharge in full all of the following liabilities, obligations and debts of each of the Sellers (collectively, the "Assumed Liabilities"):

            (a) All of each Sellers' liabilities, obligations and debts under the Contracts which come due or relate to time periods from and after the Closing Date in accordance with the respective terms thereof;

            (b) All of each Sellers' liabilities, obligations and debts in respect of unpaid rent, charges or other payments for which a Purchase Price adjustment is made pursuant to Section 1.5;

            (c) Any utility and telephone bills and other similar liabilities, obligations and debts arising in the ordinary course from the operations of the Restaurants which relate to time periods from and after the Closing Date; and

            (d) Any liabilities, expenses, or obligations relating to, based on or arising out

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of the operations of the Restaurants by Buyer from and after the Closing Date
(it being understood that the Sellers shall remain fully and solely responsible for, shall indemnify and hold Buyer harmless with respect to, and shall timely pay, perform and discharge in full any and all liabilities, expenses or obligations relating to, based upon or arising out of the operations of the Restaurants prior to the Closing Date).

      1.3 Purchase Price. Subject only to the adjustments specified in this Agreement and upon and subject to all other terms and conditions set forth in this Agreement, in consideration of the sale, assignment, transfer, conveyance and delivery of the Assets pursuant to this Agreement, Buyer shall pay to the Sellers the sum of the following amounts (collectively, the "Purchase Price"):
All sums payable in U.S.
Dollars.

            (a) The sum of Six Hundred Fifty Thousand Dollars ($650,000) payable pursuant to the terms of Section 1.4 below

            (b) An amount equal to one-half the value (at each Seller's cost) of the Inventory.

            (c) An amount equal to the transferable Deposits, as set forth on
Schedule 1.1(g) attached hereto; and

            (d) The amount equal to the value of the Petty Cash at Buyers option.

            (e) A grant by ICH of 20,000 Warrants (the "Warrants") to expire seven (7) years from date of grant, to acquire ICH Common Stock at the greater of Five Dollars ($5.00) or 110% of ICH's closing price as of the date of the close of this proposed transaction. (Stock symbol IH listed on AMEX, which Warrants shall be substantially in the form of Exhibit A attached hereto.

      1.4 Payment of Purchase Price. The Purchase Price shall be payable by Buyer to the Sellers as follows:

            (a) On the Closing Date, Buyer will deposit the total amount of Three Hundred Twenty Five Thousand Dollars ($325,000) ("Escrow Deposit") to the Escrow Holder by bank cashier's check or by wire transfer of immediately available funds;

            (b) Upon the Closing Date, the amount payable for the Inventory and the Petty Cash if and where applicable.

            (c) On the Closing Date, Buyer shall deposit with the escrow holder a fully executed promissory note (the "Note") in the amount of Three Hundred Twenty-five Thousand Dollars ($325,000) with interest payable at a rate of ten percent (10%) per annum from the Closing Date on the unpaid balance, which Note shall be issued by Buyer and guaranteed (the "Guaranty") by ICH and the Note and Guaranty shall be substantially in the form of Exhibit B attached hereto. The Note shall be amortized over ten (10) years in one hundred twenty (120)

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equal monthly installments of Four Thousand Two Hundred Ninety-five Dollars and
53/100 ($4295.53).

Each of the Sellers acknowledges and agrees as evidenced by Sellers' letter of direction which shall be deposited into Escrow by Sellers that Buyer shall pay all amounts payable by Buyer under this Section 1.4 to William Brusslan, the Sellers' designated payee, and that the allocation and distribution of all such payments shall be the sole responsibility of the Sellers.

      1.5 Purchase Price Adjustments. The Purchase Price shall be increased or decreased, as the case may be, by the amount of rent, taxes, assessments and other expenses prepaid or unpaid by the Sellers as of the Closing Date.

      1.6 Taxes. All sales and use taxes arising out of the purchase and sale of the Assets shall be paid through the Escrow at the Closing by, and shall be exclusively the obligation of, Buyer.

      1.7 License Transfer Fees. All license transfer and service or training fees due and owing to Arby's Inc. arising out of the purchase and sale of the Assets shall be paid through the Escrow at the Closing by, and be exclusively the obligation of, Buyer.

      1.8 Escrow Fees. All fees of the Escrow Holder arising out of the purchase and sale of the Assets shall be paid one-half (1/2) by the Sellers and one-half (1/2) by Buyer at the Closing.

      1.9 Allocation of Purchase Price. The Purchase Price shall be allocated in the Buyers sole discretion among the Assets in accordance with Schedule 1.9 attached hereto. The foregoing allocation shall be made in a manner consistent with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Each party hereby agrees that it will not make any return, filing, report or other submission or take any position with or before any federal, state or local tax agency or other authority which would conflict or be inconsistent with the allocation provided in this Section 1.9.

      1.10 Transfer of Employees. Each of the Sellers shall, effective as of the Closing Date, terminate the employment of all of the employees who are then employed by each of the Sellers at the premises of the Restaurants to be transferred as of the Closing Date (collectively, the "Employees"). Buyer, at its discretion, effective as the Closing Date, may hire any or all of the terminated Employees.

      1.11 Accrued Vacation Pay. Each of the Sellers shall pay in full the amount of vacation pay owed to each of their respective Employees no later than the Closing Date.

      1.12  Closing; Closing Deliveries.

            (a) The closing of the transactions contemplated by this Agreement

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("Closing") will take place at the offices of Capitol City Escrow, Inc. located at 3838 Watt Avenue, Suite 610, Sacramento, California 95821-2665 ("Escrow Holder") on or before December 31, 1997 ("Closing Date"), subject to such extensions or sooner as may be mutually agreed upon by the Sellers and Buyer. The Sellers and Buyer shall open an escrow (the "Escrow") with Escrow Holder immediately upon the execution of this Agreement.

            (b) At the Closing, each of the Sellers will deliver, or cause to be delivered, to Escrow:

                  (i) the executed Bill of Sale substantially in the form of Annex B attached hereto;

                  (ii) the executed Assignment and Assumption Agreement substantially in the form of Annex C attached hereto (the "Assignment and Assumption Agreement");

                  (iii) the executed Lease Assignment and Assumption Agreement substantially in the form of Annex D attached hereto (the "Lease Assignment and Assumption Agreement");

                  (iv) an Opinion of Counsel to the Sellers substantially in the form of Exhibit C attached hereto;

                  (v) all other previously undelivered documents required to be delivered by the Sellers to Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement; and

                  (vi)  anything required pursuant to section 1.13 hereof.

            (c) At the Closing, Buyer will deliver or cause to be delivered to
Escrow:

                  (i) The Escrow Deposit by certified or cashier's check or by wire transfer;

                  (ii)  the Petty Cash and inventory amount, if applicable;

                  (iii) the executed Assignment and Assumption Agreement;

                  (iv)  the executed Lease Assignment and Assumption Agreement;

                  (v)   Note and Warrants;

                  (vi) all other previously undelivered documents required to be delivered by Buyer to the Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement and the other agreements contemplated hereby; and

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                  (vii) anything required pursuant to section 1.13 hereof.

            (d) At the Closing, ICH will deliver or cause to be delivered the Guaranty to Escrow.

            (e) At the Closing, William Brusslan will deliver or cause to be delivered to Escrow anything required pursuant to section 1.13 hereof.

      1.13 Concurrent Land Purchases. Buyer and Sellers hereby acknowledge that as to Unit 5803 and Unit 1381, the respective Seller or William Brusslan is attempting to purchase the fee interest in the Leased Property with respect to each of these units. As to Unit 5803, Sellers have the right to acquire the fee title to the real estate pursuant to a Right of First Refusal upon terms acceptable to Buyer in Buyer's sole discretion. If Sellers are not able to obtain the fee interest pursuant to the Right of First Refusal, then Sellers shall assign the lease to Buyer as provided herein upon the existing terms and conditions of the lease as a condition to Closing. If Sellers are not provided with a notice pursuant to the Right of First Refusal prior to the Close of Escrow, Sellers shall assign the Right of First Refusal to Buyer as provided herein upon the existing terms and conditions of the Right of First Refusal as a condition to Closing. If Sellers are successful in obtaining the fee pursuant to the Right of First Refusal upon terms acceptable to Buyer, the purchase and sales documentation shall become part of this Escrow and the respective parties shall deposit such items as are reasonably required by Escrow Holder to effect the transfer of the right to purchase the property from Sellers to Buyer and complete the transaction as a condition to Closing, provided, however, if the close of the real estate transaction cannot be completed by Closing, Buyer, in Buyer's sole discretion, may waive the condition and Close Escrow. As to Unit 1381, William Brusslan intends to enter into a contract for the purchase of the real estate substantially similar to the contract attached hereto as Schedule
1.13 and shall deliver said contract to Escrow and assign Sellers' right to purchase pursuant to the contract to Buyer as a condition to Closing. If the close of the real estate transaction cannot be completed by Closing, Buyer, in Buyer's sole discretion, may waive the condition and Close Escrow.

                                    ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      As a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, each of the Sellers hereby represents and warrants to Buyer with respect to themselves and the Assets which they purport to own as follows:

      2.1 Organization of the Sellers. WEB is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. 294 and AFC are corporations duly organized, validly existing and in good standing under the laws of the State of California. Each of the Sellers has all necessary power and authority to own or lease and operate its properties and to carry on its business as it is now being conducted.

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      2.2 Authorization and Approvals. Each of the Sellers has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly authorized by all necessary action on the part of each of the Sellers. This Agreement constitutes the legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally. No approvals or consents by any third party, other then Arby's Inc. and each of the Landlords, or any governmental or administrative body or agency or any court is required in connection with the Sellers' execution and delivery of this Agreement or the performance of their respective obligations hereunder.

      2.3 No Violations. Except for such items which would not have a materially adverse effect upon the Assets or the operations of any of the Restaurants (a "Material Adverse Effect"), neither the Sellers' execution and delivery of this Agreement nor the performance of their respective obligations hereunder will, to the knowledge of the Sellers, (a) result in a default under any of the terms, conditions or provisions of any of the Contracts, or any of the respective organizational documents of any of the Sellers, or (b) violate any existing order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to any of the Sellers or the Assets.

      2.4 Title to Properties. Each of the Sellers has good, valid and marketable title to all of the Assets that they each purport to own. The Assets owned by each of the Sellers are free and clear of any title defects or objections, liens, mechanic's liens, claims, charges, security interests or other encumbrances of any kind or nature whatsoever, except for (a) minor imperfections of title, none of which materially detract from the value or impair the use of the Assets, (b) liens for current real or property taxes not yet due and payable, and (c) the liens and encumbrances approved in writing by Buyer.

      2.5 Condition of FF&E. The FF&E (excluding facsimile machines) are, and as of the Closing Date will be, in working condition and repair, normal wear and tear excepted, and none of the FF&E (excluding facsimile machines) are in need of repairs, except for ordinary, routine maintenance and repairs which are not in the aggregate material in cost.

      2.6 Inventory. The Inventory is of a quality usable and saleable in the ordinary course of business of each of the Sellers in the operations of the Restaurants, and there are no obsolete items or items of below standard quality under the standards set forth in the Arby's License Agreements.

      2.7 Contracts. To the knowledge of the Sellers, each of the Sellers has delivered to Buyer complete, current and correct copies of the Contracts, and no changes have been made thereto since date of delivery. Each of the Contracts is valid, binding and enforceable in accordance with its respective terms with respect to parties thereto, and is in full force and effect. To the knowledge of the Sellers, there are no existing defaults by any of the Sellers thereunder

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which would have a Materially Adverse Effect.

      2.8 Compliance with Laws. To the knowledge of the Sellers, the operations of their respective Restaurants have been conducted in all material respects in compliance with all applicable laws, statutes, ordinances, rules, regulations, orders, decrees or ruling of all governmental authorities or agencies having jurisdiction over each of the Sellers, except for items which would not have a Materially Adverse Effect. All licenses, permits and authorization issued or granted by Federal, State or local governmental authority or agency which are necessary for the conduct of the Restaurants respective businesses are validly held by the Sellers, it being understood by the Buyer that the city licenses, health department permits and shake machine permits and Sellers permit are not transferable and it shall be Buyers obligation to make the necessary applications to obtain said permits.

      2.9 Litigation. To the knowledge of the Sellers, there is no pending suit, action, arbitration, proceeding, investigation or inquiry before any court or governmental or administrative body or agency which would have a Materially Adverse Effect. The Sellers are not in violation of or in default under or subject to any order, judgment, writ, injunction or decree of any court or governmental or administrative body or agency, which violation or default would a Materially Adverse Effect.

      2.10 Leases. Each of the Restaurants' real property leases (collectively, the "Leases" and each a "Lease"), and all amendments, modifications and/or extensions thereto or thereof are listed on Schedule 2.10 hereto. Schedule 2.10 hereto also lists, with respect to each Lease the name of the tenant(s) and landlord(s). With respect to the Leases, (i) the Leases are in full force and effect, are unmodified (other than listed on Schedule 2.10 hereto), (ii) all rental and other charges payable pursuant to the terms and conditions of the Leases have been paid as of the Closing Date, (iii) the Sellers have not received any written notice of any defaults of any agreement, covenant or condition on the part of or to be performed by or observed by Sellers pursuant to the terms of the Leases, (iv) there are no actions or proceedings pending by any lessor under any of the Leases, (v) except for the security deposits identified on Schedule 1.1(g) hereto, no lessor holds any deposits for any Seller's account on any Lease, (vi) there are no defaults by any of the respective lessors of any agreement, covenant or condition on the part of or to be performed by or observed by such lessors pursuant to the terms of the Leases and (vii) each Lease (excluding Unit 5771) is a direct lease with the fee owner of the real property. The current expiration dates and remaining options to extend the Leases are as set forth on Schedule 2.10 hereto. Minimum monthly rent and additional rent under the Leases are also set forth on Schedule 2.10 hereto.

      2.11 Normal Use. To the knowledge of the Sellers, none of the Sellers knows of any facts nor have any of the Sellers failed to disclose any fact which would prevent any of the Leased Property from being used and operated after the Closing as Arby's Restaurants in accordance in all material respects with the operational terms of the license agreements with Arby's, Inc.

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      2.12 Condemnation. None of the Sellers has received any written notice of any pending exercise of eminent domain, condemnation, environmental, zoning, other land-use regulations proceedings or any other similar action with respect to any of the Leased Property and none of the Sellers has received any written notice of any Federal, state, county, municipal or other governmental plans to restrict or change access from any highway or road bounding any of the Leased Property.

      2.13 Copies. To the knowledge of the Sellers, all Leases, nondisturbance agreements, landlord estoppel certificates, certificates of occupancy, sale/leaseback agreements, leasehold mortgages and other leases in which the Sellers are a lessee or sublessee and which have been delivered or made available to Buyer pursuant to this Agreement or otherwise, in connection with the execution hereof or in connection with Buyer's due diligence review of, are true, complete and correct copies of the originals of the same documents in the Sellers' possession, and same have not been modified or amended, except pursuant to documents copies of which have been delivered to Buyer.

      2.14 Violations. To the knowledge of the Sellers, all written notes or notices of violations of law or municipal ordinances, orders or requirements noted in or issued by the Department of Housing and Building, Fire, Labor, Health or other State or municipal department having jurisdiction over the Leased Property, against or affecting the Leased Property up until the date of the Closing, shall be complied with by the Sellers and the Leased Property shall be free of same, provided, however, that any applicable cure periods may extend the time for Sellers' performance hereunder.

      2.15 Environmental Protection.

            (i) For purposes of this Section 2.15, the following definitions shall apply:

                  (A) "Environmental Laws" shall mean all federal, state, local, and foreign laws imposing liability or establishing standards of conduct for the protection of the environment and human health;

                  (B) "Environmental Claim" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgement, letter or other communication from any governmental agency, department, bureau, office or other authority having jurisdiction, or any third party, involving violations of Environmental Laws or Releases of Hazardous Materials;

                  (C) "Environmental Liabilities" shall mean any monetary obligations, losses, damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any governmental authority or any third party which relate to any violations of Environmental Laws, or Release of



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Hazardous Materials generated by any of the Restaurants;

                  (D) "Hazardous Materials" shall mean (A) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous waste or infectious waste, special waste, or solid waste under Environmental Laws; (B) petroleum and its refined products; (C) polychlorinated biphenyls; (D) any substance exhibiting a hazardous waste characteristic (as defined under Environmental Laws), including, but not limited to, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and
(E) asbestos-containing materials;

                  (E) "Release" shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

            (ii) To the knowledge of the Sellers during Sellers ownership, possession or leasehold interest in any of the Leased Properties, the Sellers have obtained all permits, licenses or authorizations required by Environmental Laws, except where the failure to obtain any such permit, license or authorization would not have a Material Adverse Effect, and all such permits, licenses or authorizations are in full force and effect, except for such permits, licenses and authorizations which, if not in full force and effect, would not constitute a Material Adverse Effect.

            (iii) To the knowledge of the Sellers, the operations of the Restaurants are in full compliance with all Environmental Laws, except where such noncompliance would not have a Material Adverse Effect.

            (iv) To the knowledge of the Sellers, there has been no Release at any of the Leased Properties or at any disposal or treatment facility which has received Hazardous Materials generated by any of the Restaurants which will result in Environmental Liabilities that have a Material Adverse Effect.

            (v) To the knowledge of the Sellers, there are no outstanding Environmental Claims that have a Material Adverse Effect.

      2.16 License Agreements. The Sellers have previously delivered or made available to Buyer true, complete and correct copies of all License Agreements and other agreements between Arby's, Inc. and any of the Sellers. Set forth on
Schedule 2.20 hereto is a list of all of the License Agreements, including the license agreement number, location and date of termination of each License Agreement. The Sellers have received no written notice of a violation with respect to any of the License Agreements. All renewal notices, to the extent required by the License Agreements, have been delivered by the Sellers to Arby's, Inc. on a timely basis.

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      2.17 Contracts for Improvements. At the time of Closing, there will be no outstanding contracts made by any Seller for any improvements to any of the Restaurants which have not been fully paid for, and the Sellers shall cause to be discharged all validly filed mechanic's liens or materialman's liens, if any, arising from any labor or materials furnished to the Restaurants prior to the time of Closing.

      2.18 Improvements and Structural Defects. To the knowledge of the Sellers, the structural portions of the Restaurants and the plumbing, heating, air conditioning, electrical, mechanical, life safety and other systems therein are in sufficient operating condition and repair to allow them to operate as Arby's restaurants.

      2.19 Brokers and Finders. Neither the Sellers nor any of their respective directors, officers, employees or other representatives has engaged or employed any broker, finder or agent or incurred any liability or obligation to pay any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

      2.20 Accuracy of Representations and Warranties. Subject to the qualifications stated therein, no representation or warranty made by any of the Sellers in this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

For all purposes within this Article 2, the phrase "to the knowledge of the Sellers" shall mean the actual knowledge, without duty of independent investigation or inquiry of William Brusslan, Anton Lufti and Doreen Weaver.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      As a material inducement to the Sellers to enter into this Agreement and to perform its obligations hereunder, Buyer hereby represents and warrants to the Sellers as follows:

      3.1 Authorization and Approvals. Buyer has all necessary power and authority to deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to judicial discretion regarding specific performance or other equitable remedies, and except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors rights and remedies generally. No approvals or consents by any third party or any governmental or administrative body or agency or any court is required in connection with Buyer's execution and delivery of this Agreement or Buyer's performance of its obligations hereunder.

      3.2 No Violation. Neither the execution and delivery of this Agreement nor the performance of the obligations hereunder will (a) result in a material default under any of the

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terms, conditions or provisions of any contract, agreement, instrument, commitment or undertaking to which Buyer is a party or is subject, or (b) to Buyer's knowledge, materially violate any existing order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Buyer.

      3.3 Brokers and Finders. Neither Buyer nor any of its employees or representatives has engaged or employed any broker, finder or agent or incurred any liability or obligation to pay any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

      3.4 Accuracy of Representations and Warranties. Subject to the qualifications stated therein, to Buyer's actual knowledge, no representation or warranty made by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 4
                      COVENANTS OF THE SELLERS AND BUYER

      Pending the consummation of the transactions contemplated hereunder, the Sellers and Buyer covenant and agree as follows:

      4.1 Conduct of Business. Each of the Sellers shall conduct the operations of the Restaurants in the ordinary course consistent with prior practices and pursuant to the terms and provisions of the Arby's License Agreements, except as may be consented to in writing by Buyer. Each of the Sellers shall maintain the FF&E in working condition and repair, normal wear and tear excepted. Each of the Sellers shall continue to meet the contractual obligations incurred by each of them in the ordinary course and to pay all of each of their respective obligations as they mature in the ordinary course of the operations of the Restaurants. Each of the Sellers shall also use their respective commercially reasonable efforts to keep available the services of the Employees, to maintain the Contracts in full force and effect, and to preserve the good relations of the suppliers, customers and others with whom each of the Sellers has business dealings.

      4.2 Access to Buyer. During the period prior to the Closing Date and upon the prior written request of Buyer, each of the Sellers shall give Buyer, and its counsel, accountants and other representatives reasonable access, during each of the Sellers' normal business hours, to the Restaurant premises, employees, customer books, contracts and records, and all other information pertaining to the Assets and the operations of the Restaurants as Buyer may reasonably request. Provided, however, that Buyer may not interrupt or interfere with Sellers' business and Buyer hereby agrees to indemnify and hold Sellers harmless from and against any Losses (as defined in Article 7 hereof) caused by Buyers activities pursuant to this Section 4.2

      4.3 Compliance with Laws; Preservation of Accuracy of Representations and

Warranties, Etc. Each of the Sellers shall duly comply with all of the laws applicable to it, the violation of which would have a Material Adverse Effect, and each of the Sellers shall conduct the operations of their respective Restaurants and use the Assets in such manner that on the Closing Date the representations and warranties contained in this Agreement shall be true as though such representations and warranties were made on and as of such date.

      4.4 Consents and Approvals. Each of the Sellers and Buyer shall use their respective commercially reasonable efforts to acquire all necessary consents, approvals, authorizations and waivers of all third parties (including without limitation, the consent of Arby's, Inc., and the lessors under the various leases) or governmental agencies or authorities required to be respectively obtained by them in connection with their respective execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder.

      4.5 Closing Inventory. On or prior to the Closing Date, representatives of each of the Sellers and Buyer shall jointly conduct an inventory of all the Inventory and the Petty Cash on hand at each of the Restaurants and all Inventory on order as of the Closing Date. The results of this inventory shall be reasonably satisfactory to the parties and shall be attached hereto as
Schedule 4.5 as soon as practicable after the Closing Date. As of the Closing Date, each of the Sellers shall cause all of the Inventory and the Petty Cash for each of the Restaurants for operational purposes to remain at the Restaurants.

      4.6 Bulk Sale; Prorations. Each of the Sellers and Buyer shall comply with the requirements of the California Commercial Code with respect to bulk sales. Each of the Sellers and Buyer agree to enter into an escrow agreement with Escrow Holder to instruct Escrow Holder to, among other things, comply with the bulk sale requirements, obtain necessary employment, sales and franchise tax releases, and make the necessary publications, prorations and payments.

      4.7 Estoppel Certificates. By no later than two (2) business days following the date hereof, the Sellers shall send out for execution estoppel certificates, in the form of Exhibit D attached hereto, (the "Estoppel Certificates"), to each of their respective lessors. Each of the Sellers agrees to use its commercially reasonable efforts to obtain the return of the executed Estoppel Certificates prior to the Closing Date. The Sellers each agree to promptly deliver to Buyer copies of executed Estoppel Certificates as the Sellers prior to the Closing Date receive them. Notwithstanding anything to the contrary contained in this Agreement, the receipt of the Estoppel Certificates by Buyer or Seller prior to or after the Closing Date shall not be a condition to the Closing of this transaction.

      4.8 Non-Disturbance Agreements. The Sellers shall each use their respective commercially reasonable efforts to obtain for the benefit of Buyer from any holder of a superior mortgage on any of the Leased Property, an agreement which shall provide in substance that as long as the Lease is in effect and Buyer is not in breach or default beyond applicable grace periods thereunder: (i) Buyer shall not be joined as a party defendant in any foreclosure action or proceeding which may be instituted or taken by the holder of such superior mortgage, and (ii) Buyer shall not be evicted from the Leased Property nor shall Buyer's leasehold estate under the Lease be terminated or disturbed, nor shall any of Buyer's rights under the Lease be affected, by reason of any default under such superior mortgage or any disaffirmance of such superior mortgage or other termination of such superior mortgage (the "Non-Disturbance Agreements").

      4.9 Other Transactions. Unless and until the Agreement is terminated pursuant to Section 8.1 hereof, the Sellers will not, and each of the Sellers will cause its respective directors, officers, employees, agents and affiliates not to, directly or indirectly, solicit or initiate the submission of proposals of offers from, or solicit, encourage, entertain or enter into any agreement, arrangement or understanding with, or engage in any discussions with, or furnish any information to, any person or entity, other than Buyer or a representative thereof, with respect to the acquisition of all or any part of any of the Sellers, or any of their respective restaurants.

      4.10 Supplemental Disclosure. Each of the Sellers agrees that, with respect to the representations and warranties made by it in this Agreement, it shall have the continuing obligation, between the date hereof and the Closing Date, to promptly supplement or amend the Schedules to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement.

      4.11 Real Estate Purchase Transactions. Buyer and Seller each agree that Buyer and Seller shall perform all obligations with respect to Section 1.13.

                                    ARTICLE 5
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

      The obligation of each of the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by each of the Sellers, on or prior to Closing of the following conditions:

      5.1 Representations and Warranties. The representations and warranties made by Buyer herein shall be true and correct in all material respects on and as of the date hereof and as of the Closing with the same force and effect as though all such representations and warranties had been made on and as of the Closing.

      5.2 Covenants and Agreements. All of the covenants and agreements of this Agreement to be complied with and performed by Buyer on or before Closing will have been complied with and performed in all material respects.

      5.3 Consents. Each of the Sellers shall have obtained the consent from Arby's, Inc. to convey, transfer or assign the Arby's License Agreements to Buyer.

      5.4 Litigation. No action, suit, proceeding, or investigation by or before any court, administrative agency or other governmental authority shall have been instituted to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

                                   ARTICLE 6
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Buyer, on or prior to Closing of the following conditions:

      6.1 Representations and Warranties. The representations and warranties made by each of the Sellers herein shall be true and correct in all material respects on and as of the date hereof and as of the Closing with the same force and effect as though all such representations and warranties had been made on and as of the Closing.

      6.2 Covenants and Agreements. All of the covenants and agreements of this Agreement to be complied with and performed by each of the Sellers on or before Closing will have been complied with and performed in all material respects.

      6.3 Consents. Each of the Sellers will have obtained the consent of Arby's Inc. to convey, transfer or assign the Arby's License Agreements to Buyer and each of the Sellers shall have obtained all other necessary consents, approvals, authorizations and waivers of all third parties (including without limitation, the consents, to the extent required, of the lessors under the various Leases) or governmental agencies or authorities required to be respectively obtained by them in connection with their respective execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder. Any item required by this paragraph may be waived in writing by the Buyer so that this transaction may close and Buyer obtain possession of the Restaurants.

      6.4 Litigation and Claims. No action, suit, proceeding, or investigation by or before any court, administrative agency or other governmental authority will have been instituted to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement.

      6.5 Absence of Changes. There shall not have occurred prior to the Closing Date, (a) any material adverse change in the Assets or results of operations of any of the Restaurants, or (b) the legal inability of any of the Sellers to convey, assign and transfer the Assets to Buyer.

      6.6 Estoppel Certificates. The Sellers shall have sent out and continue to use Seller's commercially reasonable efforts to obtain and deliver to Buyer executed copies of the Estoppel Certificates referred to in Section 4.7 hereof from each of their respective lessors.

      6.7 Non-Disturbance Agreements. The Sellers shall have sent out and continue to use Seller's commercially reasonable efforts to obtain and deliver to Buyer executed copies of the Non-Disturbance Agreements referred to in
Section 4.8 hereof from each holder of a superior mortgage on any of the Lease Property.

      6.8 Real Estate Purchase Transactions. Seller shall perform all obligations with respect to Section 1.13.

                                   ARTICLE 7
                                INDEMNIFICATION

      7.1 Sellers' Indemnification. Each of the Sellers will indemnify, defend (with counsel reasonably acceptable to Buyer) and hold Buyer and each of its officers, directors, employees, representatives, agents, shareholders and affiliates (and their respective officers, directors, employees, representatives, agents, shareholders and affiliates) harmless from and against any losses, claims, damages or liabilities (including reasonable legal and other expenses incurred in investigating and defending any claims or actions) (collectively "Losses") to which Buyer or any of them may become subject insofar as such Losses arise out of or are based upon any untrue representation or warranty made by them respectively in this Agreement. Payments in respect of the indemnification provided in this Section 7.1 shall be made promptly (and currently) as Losses shall be incurred. Alternatively, Buyer shall have the right to off-set any amounts due from the Sellers pursuant to this Section 7.1 against any amounts due under the Note described in Section 1.4 hereof, provided, however, that Buyer shall not (i) receive any payment or (ii) exercise such off-set right unless and until such time as the existence and amount of such Losses have been definitively determined in the good faith judgement of the Board of Directors of Buyer after reasonable satisfaction of a prior obligation to "meet and confer" and negotiate in good faith with Sellers. Notwithstanding the foregoing, none of Sellers shall have any obligation to indemnify Buyer under this Section 7.1 unless, and then only to the extent that, Buyer shall have incurred aggregate losses, damages, liabilities, costs and expenses in excess of ONE THOUSAND DOLLARS ($1,000).

      7.2 Buyer's Indemnification. Buyer will indemnify, defend (with counsel reasonably acceptable to Sellers) and hold each of the Sellers harmless from and against any Losses to which Sellers may become subject insofar as such losses arise out of or are based upon any untrue representation or warranty of Purchaser contained in this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation to indemnify any of the Sellers under this Section 7.2 unless, and then only to the extent that, such Seller shall have incurred aggregate losses, damages, liabilities, costs and expenses in excess of ONE THOUSAND DOLLARS ($1,000).

      7.3 Survival of Indemnification Obligations. All of the Sellers' obligations under Section 7.1 and all of Buyer's obligation under 7.2, respectively, shall survive the Closing and continue in full force and effect for until March 31, 1999.

                                    ARTICLE 8
                                   TERMINATION

      8.1 Termination. The respective obligations of the parties hereto to consummate the transactions pursuant to this Agreement may be terminated as follows:

            (a) By mutual written agreement of the parties;

            (b) By Buyer or the Sellers if the Closing shall not have occurred on or before January 31, 1998; provided, however, that the party exercising such termination right shall not have negligently, intentionally or willfully caused the failure of any conditions to Closing set forth in Articles 5 or 6 hereof to be satisfied prior to such date.

            (c) Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), except (i) based upon obligations set forth in Section 9.2 hereof and (ii) to the extent that failure to satisfy the conditions of Articles 5 and 6 hereof results from the grossly negligent, intentional or willful breach, violation or non-compliance by any party hereto of any covenant, agreement, obligation, representation or warranty contained in this Agreement or any other agreement referred to herein.

                                   ARTICLE 9
                                 MISCELLANEOUS

      9.1 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, sent by certified mail, postage prepaid, return receipt requested, or sent by telecopier or other electronic facsimile transmission, as elected by the party giving such notice:

            (a)   if to Buyer or ICH, to:
                  SYBRA OF CALIFORNIA, INC.
                  c/o I.C.H. CORPORATION
                  9404 Genesee Avenue
                  Suite 330
                  La Jolla, CA 92037
                  Attn: Mr. James R. Arabia

                  with a copy to:
                  Pryor, Cashman, Sherman and Flynn
                  410 Park Avenue, 10th Floor
                  New York, NY 10022
                  Attn: Robert H. Drechsler, Esq.

            (b)   if to Sellers, to:
                  William Brusslan
                  16055 Ventura Boulevard, Suite 1127
                  Encino, California  91436
                  Facsimile:  (818) 783-2409

                  with a copy to:
                  David J. Hirsch
                  Law Offices of David J. Hirsch
                  9460 Wilshire Boulevard
                  Suite 830
                  Beverly Hills, California 90212

Any such notice or other communication will be deemed to have been received upon actual receipt if personally delivered, one (1) business day following transmission if sent by facsimile and appropriate confirmation is received or if sent by overnight courier, or three (3) business days following mailing. Any party hereto may change its address or facsimile number specified above by giving written notice to the other party hereto in the same manner as specified in this Section 9.1.

      9.2 Expenses. Except as otherwise provided herein, whether or not the transactions contemplated by this Agreement shall be consummated, each of the parties hereto agrees that it shall bear all fees and expenses incurred by it in connection with this Agreement.

      9.3 Entire Agreement. This Agreement, including the schedules and annexes attached hereto, contains the entire understanding of the parties hereto in respect of its subject matter. There are no other restrictions, promises, warranties, covenants or understandings, other than those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties hereto.

      9.4 Amendments; Waiver. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by the parties hereto. No failure to exercise and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege (hereunder or otherwise). No waiver of any breach of any agreement hereunder or any other agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other agreement. No extension of time of performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or in equity, that either party may have against the other.

      9.5 Severability. Any provision of this Agreement or any of the agreements contemplated hereby that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      9.6 Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

      9.7 Assignment. No party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party hereto. Whenever in this Agreement either of the parties hereto is referred to, such reference will be deemed to include the permitted successors and assigns of such party. The terms and conditions of this Agreement, the obligations imposed and the rights conferred hereby will be binding upon and inure to the benefit of the respective permitted successors and assigns of the parties hereto.

      9.8 Attorneys' Fees. In the event of any action at law or suit in equity in relation to this Agreement or any schedule, annex or other instrument or agreement required hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys' fees and all other costs and expenses of such action or suit.

      9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement.

      9.10 Governing Law. This Agreement will be construed and interpreted according to the laws of the State of California.

(the balance of this page is intentionally blank)

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              "BUYER":

                              SYBRA OF CALIFORNIA, INC.

                              By: /s/ James R. Arabia
                                 ---------------------
                              Name:  James R. Arabia
                              Title: President/CEO

                              ICH CORPORATION

                              By: /s/ James R. Arabia
                                 ---------------------
                              Name:  James R. Arabia
                              Title: President/CEO

                              "SELLERS":

                              294, INC.

                              By: /s/ William Brusslan
                                 ---------------------
                              Name:  William Brusslan
                              Title: President

                              AMERICAN FOOD CONCEPTS, INC.

                              By: /s/ William Brusslan
                                 ---------------------
                              Name:  William Brusslan
                              Title: President

                              WEB ACQUISITION COMPANY LLC

                              By: /s/ William Brusslan
                                 ---------------------
                              Name:  William Brusslan
                              Title: Member

                              "WILLIAM BRUSSLAN":

                              By: /s/ William Brusslan
                                 ---------------------
                              Name:  William Brusslan